Exhibit 4.2

ELEVENTH AMENDMENT TO
SECOND AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT

This ELEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT, dated as of June 11, 2020 (this “Amendment”) is made among Comenity Bank (formerly known as World Financial Network Bank), a Delaware state chartered bank, as Servicer (the “Servicer”), WFN Credit Company, LLC, a Delaware limited liability company, as Transferor  (the “Transferor”), and MUFG Union Bank, N.A. (successor to The Bank of New York Mellon Trust Company, N.A. (“BNYM”), formerly known as The Bank of New York Trust Company, N.A., successor to BNY Midwest Trust Company), a national banking association, as Trustee (the “Trustee”) of World Financial Network Credit Card Master Trust, to the Second Amended and Restated Pooling and Servicing Agreement, dated as of August 1, 2001, among the Servicer, the Transferor and the Trustee (as amended, the “Pooling Agreement”).  Capitalized terms used and not otherwise defined in this Amendment are used as defined in the Pooling Agreement.

WHEREAS, the parties hereto are party to the Pooling Agreement and desire to amend the Pooling Agreement in certain respects as set forth herein; and

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1.  Amendments to the Pooling Agreement.

(a)     The definition of “Account” set forth in Section 1.1 of the Pooling Agreement is hereby amended by inserting as the last sentence thereof the following:

“The term “Account” excludes any Transferred Account that is previously associated with a private label credit card account if the Transferred Account is a general purpose credit card account (including any co-branded account with a general purpose charging feature), unless the related co-branded program or general purpose credit card portfolio is an Approved Portfolio.”

(b)     The definition of “Collections” set forth in Section 1.1 of the Pooling Agreement is hereby amended by inserting as the last sentence thereof the following:

“Collections shall include the amount of Interchange (if any) allocable to the Accounts in accordance with Section 5.1(l) of the Receivables Purchase Agreement.”

(c)     The definition of “Finance Charge Receivables” set forth in Section 1.1 of the Pooling Agreement is hereby amended by inserting as the last sentence thereof the following:
Eleventh Amendment to PSA

“The amount of Interchange (if any) allocable to any Series shall be treated as Collections of Finance Charge Receivables with respect to such Series.”

(d)     The definition of “Transferor Amount” set forth in Section 1.1 of the Pooling Agreement is hereby amended and restated in its entirety as follows:

“Transferor Amount” means, on any date of determination, the result of (a) the aggregate amount of Principal Receivables on such day, plus the principal amount on deposit in the Excess Funding Account on such day, minus (b) the sum of the Invested Amounts (or, as to any Series that has an Adjusted Invested Amount, the Adjusted Invested Amount) with respect to all Series (but not of any Supplemental Interests) then outstanding (and of any purchased interest sold pursuant to Section 6.3(b)), plus (c) the principal amount on deposit in the Principal Accounts (as defined in the various Supplements) for each Series and Shared Principal Collections retained in the Collection Account pursuant to Section 4.4, in each case to the extent not deducted in calculating an Adjusted Invested Amount for the related Series.

(e)     Section 1.1 of the Pooling Agreement is hereby amended by inserting the following definition therein in appropriate alphabetical order:

“Interchange” means interchange fees payable to RPA Seller, in its capacity as credit card issuer, through VISA USA, Inc. and MasterCard International Incorporated and any other payment card network.

(f)     Section 2.1 of the Pooling Agreement is hereby amended by amending and restating clause (i) of subsection (a) thereof in its entirety as follows:

“(i) the Receivables existing at the close of business on the Trust Cut Off Date and thereafter arising from time to time in the Initial Accounts and the Receivables existing on each applicable Addition Date and thereafter arising from time to time in the Accounts in the Restatement Date Portfolios identified in the Account Schedule delivered on August 20, 2001 and the Automatic Additional Accounts, all Recoveries allocable to the Trust as provided herein, all moneys due or to become due and all Collections and other amounts received with respect to, and proceeds of, any of the foregoing,”

(g)     Section 4.2 of the Pooling Agreement is hereby amended by amending and restating the first sentence of the last paragraph thereof as follows:

“On any Business Day, the Transferor may direct the Servicer to withdraw funds on deposit in the Excess Funding Account in an amount not to exceed the lesser of (i) the amount by which the Transferor Amount exceeds the Specified Transferor Amount on such day and (ii) the amount by which the aggregate amount of Principal Receivables plus amounts on deposit in the Excess Funding Account exceeds the Required Principal Balance on such day, and pay such funds to the Transferor.”
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(h)     Section 4.3 of the Pooling Agreement is hereby amended by inserting in clause (c) the phrase “or the aggregate amount of Principal Receivables plus amounts on deposit in the Excess Funding Account is less than the Required Principal Balance” immediately following the phrase “Specified Transferor Amount” where it appears therein.

(i)     Section 4.4 of the Pooling Agreement is hereby amended and restated in its entirety as follows:

SECTION 4.4.  Shared Principal Collections. On each Business Day, Shared Principal Collections may, at the option of Transferor, be applied (or held in the Collection Account for later application) as principal with respect to any Variable Interest or, so long as either no Series is in an Amortization Period or no Series that is in an Amortization Period will have a Principal Shortfall on the related Transfer Date (assuming no Early Amortization Event occurs), withdrawn from the Collection Account and paid to Transferor; and on each Transfer Date, (a) Servicer shall allocate Shared Principal Collections not previously so applied or paid to each applicable Principal Sharing Series, pro rata, in proportion to the Principal Shortfalls, if any, with respect to each such Series, and any remainder may, at the option of Transferor, be applied as principal with respect to any Variable Interest and (b) Servicer shall withdraw from the Collection Account and pay to Transferor any amounts representing Shared Principal Collections remaining after the allocations and applications referred to in clause (a); provided that, if, on any day the Transferor Amount (determined after giving effect to any transfer of Principal Receivables to the Trust on such day), is less than or equal to the Specified Transferor Amount, Servicer shall not distribute to Transferor any Shared Principal Collections that otherwise would be distributed to Transferor, but shall deposit such funds in the Excess Funding Account to the extent required so that the Transferor Amount equals the Specified Transferor Amount, provided further that, if on any day the aggregate amount of Principal Receivables plus amounts on deposit in the Excess Funding Account is less than the Required Principal Balance, Servicer shall, at the direction of Transferor, deposit any Shared Principal Collections that otherwise would be distributed to Transferor in the Excess Funding Account to the extent required so that the aggregate amount  of Principal Receivables plus amounts on deposit in the Excess Funding Account equals the Required Principal Balance. Notwithstanding the foregoing, during any Amortization Period for any Series (other than a Variable Interest), Transferor may not apply Shared Principal Collections as principal with respect to any Variable Interest, unless such application of principal is made on any Transfer Date or related Distribution Date after the application of Shared Principal Collections pursuant to the various Supplements.
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SECTION 2.  Conditions to Effectiveness.  This Amendment shall become effective on the date (the “Effective Date”) upon which (i) each of the parties hereto receive counterparts of this Amendment, duly executed and delivered by each of the parties hereto and (ii) each of the conditions precedent described in Section 13.1(a) of the Pooling Agreement are satisfied.

SECTION 3.  Effect of Amendment; Ratification.  (a) On and after the Effective Date, this Amendment shall be a part of the Pooling Agreement and each reference in the Pooling Agreement to “this Agreement” or “hereof,” “hereunder” or words of like import, and each reference in any other Transaction Document to the Pooling Agreement shall mean and be a reference to the Pooling Agreement as amended hereby.

(b)     Except as expressly amended hereby, the Pooling Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 4.  Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS.

SECTION 5.  Section Headings.  Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

SECTION 6.  Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.  Delivery by facsimile or electronic transmission of an executed signature page of this Amendment shall be effective as delivery of an executed counterpart hereof.  Each party agrees that this Amendment may be electronically signed, and that any electronic signatures appearing on this Amendment are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

SECTION 7.  Trustee Disclaimer.  Trustee shall not be responsible for the validity or sufficiency of this amendment, nor for the recitals contained herein.

[Signature Page Follows]
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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WFN CREDIT COMPANY, LLC

By: /s/ Michael Blackham
       Name:  Michael Blackham
       Title:  Treasurer

MUFG UNION BANK, N.A., as Trustee

By: /s/ D. Amedeo Morreale
       Name:  D. Amedeo Morreale
       Title:  Vice President

COMENITY BANK

By:  /s/ Gregory Opincar
       Name:  Gregory Opincar
       Title:  Chief Financial Officer

Eleventh Amendment to Pooling Agreement